LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), is made effective as of December 31, 2009 (the “Effective Date”), by and between Golfers Incorporated, a Nevada corporation (“Golfers” or the “Purchaser”) and The Golf Zone, LLC, a Nevada limited liability company (“TGZ” or the “Seller”) for the purpose of TGZ selling to Golfers 50% of the outstanding membership interests in Face Forward Technologies, LLC, a Nevada limited liability company (“FFT” or the “Company” and together with Golfers and TGZ, the “Parties” and each individually a “Party”).

WHEREAS, Golfers is taking steps to have Golfer’s common stock, par value $0.001 per share (the “Common Stock”) cleared for quotation on the over-the-counter market in the United States;

WHEREAS, TGZ owns 50% of the outstanding equity interests, represented by membership interests, of and equity interests in the Company (the “Membership Interests”) and wishes to sell and transfer to Golfers, which wishes to purchase and acquire from TGZ, 50% of the Membership Interests in exchange for cash and Common Stock as provided herein;

WHEREAS, Golfers, which already owns 50% of the Membership Interests of the Company, will own 100% of the Membership Interests immediate after the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TGZ and Golfers do hereby agree as follows:

I.  PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

1.1           Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, TGZ hereby agrees to sell, assign and transfer the Membership Interests to Golfers and Golfers hereby agrees to purchase and acquire the Membership Interests from TGZ.

1.2           Purchase Price. On the date of the closing of the transactions contemplated by this Agreement, and in consideration of the delivery of the Membership Interests, Golfers agrees to pay an aggregate of $355,000 (the “Purchase Price”) in Cash and Common Stock as follows:

(a)  three hundred fifty thousand (350,000) shares of restricted Common Stock (the “Shares”) of the Company at the Closing (defined below); and

(b)  a non-secured, non-interest bearing promissory note in the principal amount of $180,000 (the “Note”) in a form substantially similar to the attached Exhibit A.

1.3           Allocation of Purchase Price. The Parties hereby acknowledge and agree that the Purchase Price shall be allocated as follows:

$354,000	Acquisition of the Membership Interests
1,000	Those promises and covenants contained in Article II herein including those contained in Sections 2.8 and 2.9 therein

1.4          Time and Place of Closing. Subject to the satisfaction or waiver of the conditions herein, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on or before December 31, 2009 or at such time, date or place as TGZ and Golfers may agree.

1.5          Deliveries at Closing. The Parties shall deliver or shall cause to be delivered the following items to the appropriate Party at Closing:

(a)   TGZ shall deliver to Golfers the certificate(s) representing the Membership Interests, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with all taxes attributable to the transfer and sale of the Membership Interests paid by TGZ; and

(b)   Golfers shall deliver to TGZ the Purchase Price in accordance with Section 1.2 hereof.

(c)   The Parties shall execute and deliver such other documents as are customary and reasonably necessary to consummate the transactions contemplated hereby.

II. REPRESENTATIONS, COVENANTS AND WARRANTIES OF TGZ

TGZ hereby represents, covenants and warrants to Golfers as follows:

2.1           Organization and Good Standing. TGZ is an entity duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own and sell its assets and properties, including but not limited to the Membership Interests and to carry on its business as it is now being conducted and TGZ has taken all action necessary and obtained all necessary consents and approvals to transfer the Membership Interests to Golfers as contemplated herein.

2.2           Authority. TGZ has duly and validly executed and delivered this Agreement and will, on or prior to the Closing, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the TGZ, enforceable against the TGZ in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

2.3          No Conflict. The execution and delivery by the Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; (b) constitute a breach or violation of any provision contained in the Articles of Organization or Operating Agreement, as amended, of the Company; (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Seller and/or the Company are a party; or (d) result in or require the creation of any lien upon the Membership Interests.

2.4           Consents and Approvals. No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by TGZ of this Agreement and the closing documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

2.5          Litigation. There are no claims pending or, to the knowledge of the TGZ and the Company, threatened against or affecting the Company or any of its assets and properties before or by any governmental authority or any other person. The TGZ and the Company have no knowledge of the basis for any claim, which alone or in the aggregate: (a) could reasonably be expected to result in any liability with respect to the Company; or (b) seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of its assets and properties.

2.6          Membership Interest Ownership. TGZ owns, beneficially and of record, all of the Membership Interests to be sold to Golfers free and clear of any liens and encumbrances or other restrictions.

2.7          No Brokers or Finders. No person, firm or corporation has or will have any right, interest or valid claim against TGZ for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

2.8          Nondisclosure. Seller and its principals acknowledge that during the course of their involvement with the Company, they each have acquired knowledge of special and unique value with respect to the Company’s business operations, including, by way of illustration, the Company’s existing and contemplated product line, trade secret, compilations, business and financial methods or practices, plans, hardware and software technology products, systems, programs, projects and know-how, pricing, cost of providing services and equipment, operating and maintenance costs, marketing and selling techniques and information, customer data, customer names and addresses, customer service requirements, supplier lists, and confidential information relating to the Company’s policies, employees, and/or business strategy (all of such information herein referenced to as the “Confidential Information”). Seller and its principals recognize that the business of the Company is dependent upon Confidential Information and that the protection of Confidential Information against unauthorized disclosure or use is of critical importance to the Company and Purchaser. Seller and its principals agree that, without prior written authorization of Purchaser, each of them will not divulge to any person directly or indirectly, except to Purchaser or its officers and agents, any Confidential Information of the Company, whether or not acquired by them during their employment with the Company or ownership of the Membership Interests. They further agree that they will not use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment or business venture of any nature. Seller and its principals acknowledge that any unauthorized disclosure or use of Confidential Information by either of them may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by either of them. If Seller or its principals or subpoenaed, or are otherwise required by law to testify concerning Confidential Information, they each agree to notify Purchaser upon receipts of a subpoena, or upon belief that such testimony shall be required. This Section 2.8 shall survive the termination of this Agreement for any reason. Seller and its principals acknowledge that Purchaser would not enter into this Agreement but for the covenants and promises contained in this Section 2.8.

2.9          Non-Compete. In consideration of the numerous mutual promises contained herein between Purchaser and Seller, including, without limitation, those involving Confidential Information, and in order to protect the Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor, Seller and its principals agree that for a period beginning on the Effective Date herein and for a period of one (1) year immediately following the Effective Date (the “Noncompete Term”), neither Seller nor its principals shall, either directly or indirectly, through any form of ownership or as a director, officer, principal, agent, employee, employer, advisor, consultant, shareholder, partner, or in any individual or representative capacity whatsoever, without prior written consent of Purchaser (which consent may be withheld in its sole discretion), (i) compete for or solicit business directly competitive to the current business of the Company for or on behalf of any person or business entity with a place of business in the United States; (ii) own, operate, participate in, undertake any employment with or have any interest in any entity with a place of business in the United States in a business of marketing and selling of the current business of the Company to persons or business entities, provided that Seller and its principals may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise, including a competing business (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities and Exchange Act of 1934; (iii) compete for or solicit the current business of the Company from any customer of the Company (or its successors by merger); or (iv) use in any competition, solicitation, or marketing efforts any Confidential Information, any proprietary list, or any information concerning customers of the Company, not otherwise generally available to the public.

The covenant not to compete described in this Section 2.9 shall not apply to the involvement of Seller’s principals generally within the golfing industry. Furthermore, the Seller’s principals shall be permitted to engage in, either as an employee or principal, other golf related enterprises, including but not limited to golf instruction, golf club design and/or the retail sale of golf clubs. However, when participating in said activities the Seller’s principals shall not infringe upon the rights held by the Company in the design of its golf clubs currently being marketed. It is acknowledged that Jeffrey A. Peterman shall be permitted to hold himself out to the public as the designer of the Face Forward Technologies golf club irons in soliciting employment or other business opportunities. If, during any period within the Noncompete Term, Seller and/or its principals are not in compliance with the terms of this Section 2.9, Purchaser shall be entitled to, without limitation and not including other remedies, compliance by Seller and/or its principals with the terms of this Section 2.9 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term “Noncompete Term” shall also include this additional period. Seller and its principals hereby acknowledge that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this section 2.9 are reasonable and are no broader than are necessary to protect the legitimate business interests of Purchaser; however, in the event that any court should determine that any of the restrictive covenants contained in this Section 2.9 are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

This noncompete provision can only be revoked or modified by a writing signed by the Parties hereto which specifically states an intent to revoke or modify this provision. Seller and its principals acknowledge that Purchaser would not enter into this Agreement but for the covenants and promises contained in this Section 2.9.

III. REPRESENTATIONS AND WARRANTIES OF GOLFERS

Golfers hereby represents and warrants to TGZ as follows:

3.1           Organization and Good Standing. Golfers is a corporation duly organized, validly existing and is in good standing under the laws of Nevada and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

3.2           Authority. Golfers has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligation of Golfers, enforceable against Golfers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

3.3           Consents and Approvals and Filings. No governmental approvals and no notifications, tilings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by Golfers of this Agreement and the closing documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

3.4           Litigation. There are no claims pending or, to the knowledge of Golfers, threatened, and Golfers has no knowledge of the basis for any claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Golfers which prohibits or restricts, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement.

3.5           No Brokers or Finders. No person, firm or corporation has or will have any right, interest or valid claim against Golfers for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

IV. CLOSING

4.1            General Procedure. On the Effective Date, as defined herein, TGZ shall deliver to Golfers such documents, instruments and materials in its possession as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be reasonably satisfactory in form and substance to counsel for Golfers.

4.2            Conditions to Obligation of Golfers. The obligation of Golfers to complete the purchase of the Membership Interests contemplated herein on the Closing in accordance with the terms set forth in this Agreement is, at the option of Golfers subject to the satisfaction (or waiver by Golfers) of each of the following conditions:

(a)           Accuracy of Representations and Warranties. The representations and warranties made by TGZ in this Agreement shall be correct in all material respects on and as of the Closing with the same force and effect as though such representations and warranties had been made on the Closing.

(b)           No Injunction. There shall not be in effect, as of the Closing, any non-appealable injunction or other binding order of any court or other tribunal having jurisdiction that prohibits the purchase of the Membership Interests by Golfers.

(c)           Delivery of Closing Documents. TGZ shall have delivered or be prepared to deliver to Golfers the closing items identified in Section 4.1.

4.3            Conditions to Obligation of TGZ. The obligation of TGZ hereunder to complete the sale of the Membership Interests on the Closing on the terms set forth in this Agreement is, at the option of TGZ, subject to the satisfaction (or waiver by TGZ) of each of the following conditions;

(a)           Accuracy of Representations and Warranties. The representations and warranties made by Golfers in this Agreement shall be correct in all material respects on and as of the Closing with the same force and effect as though such representations and warranties had been made on the Closing.

(b)           No Injunction. There shall not be in effect, as of the Closing, any non-appealable injunction or other binding order of any court or other tribunal having jurisdiction that prohibits the purchase of the Golfers Shares by TGZ.

(c)           Delivery of Purchase Price. Golfers shall have delivered to TGZ the Purchase Price for the Membership Interest specified in Section 1.2 herein in a form satisfactory to TGZ.

4.4           Notice of Intent to Rescind. If within thirty (30) days prior to December 31, 2011 (the “Rescission Date”), the Common Stock has not been either cleared for quotation on the over-the-counter market in the United States or listed for trading on an exchange in the United States, TGZ may provide Golfers with at least fifteen (15) days prior written notice of TGZ’s intent to rescind this Agreement ab initio, and, provided that the Common Stock is not so cleared within thirty (30) days after the Rescission Date and TGZ has provided prior written notice in accordance with this Section 4.4, this Agreement shall be so rescinded. For example, if the Common Stock is not cleared or listed as provided in this Section 4.4 on November 21, 2011, TGZ may provide Golfers with written notice during the period beginning on November 21, 2011 and ending on December 7, 2011 of TGZ’s intent to rescind this Agreement ab initio. If after providing such notice, the Common Stock is not so cleared or listed on or before January 20, 2012, then this Agreement shall be treated as rescinded ab initio as of the Rescission Date.

V. MISCELLANEOUS

5.1           Binding Effect: No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the Parties hereto and their respective successors and permitted assigns, as applicable. This Agreement is not intended to confer on any Party not a signatory hereto any rights and remedies hereunder.

5.2           Governing Law. This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of California, without regard to conflict of law provisions, as if all performance under this Agreement were to occur within the State of California.

5.3           Arbitration: Venue. Any disputes arising under, or related to, this Agreement shall be resolved in accordance with the following provisions:

(a)           In the event that a dispute should arise among the Parties with respect to the interpretation and implementation of this Agreement or if the Parties fail to come to mutual agreement with respect to any decision that is to be mutually agreed hereunder, each Party agrees to use all reasonable efforts to solve such dispute in negotiations, including, subject to the Parties’ agreement at such time, non-binding mediation.

(b)           In the event that a dispute resolution according to the foregoing is not successful within thirty (30) days of institution of such negotiations, any dispute, controversy or claim arising out of or relating to this Agreement or breach hereof shall be finally settled under the Rules of American Arbitration Association by one or more arbitrators appointed in accordance with said Rules. The arbitrators shall be citizens or residents of the United States. The place of arbitration shall be Los Angeles, California. The award shall be final and binding on the Parties and each Party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and with respect thereto, each Party (i) irrevocably Los Angeles, California; (ii) waives any argument that venue in such forum is not convenient; and (iii) consents to the jurisdiction of such courts regardless of their state or country of residence.

5.4           Notices. All notices, consents, requests, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by reputable overnight delivery service, pending the designation of another address, or (d) sent by facsimile transmission, addressed to the receiving Party at the following addresses:

(a)	if to TGZ, to	Jeff Peterman
The Golf Zone, LLC
795 McIntyre Street, Suite 101
Golden, Colorado 80401

(b)	if to Golfers, to	Stephen V. Abram
Golfers Incorporated
1021 North Sepulveda Boulevard, Suite G
Manhattan Beach, California 90266

5.5           Entire Agreement and Amendments. This Agreement sets forth the entire agreement between the Parties relating to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement. This Agreement shall be amended or modified only by written instrument signed by each of the Parties hereto.

5.6           Interpretation. Each Party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in connection with the construction or interpretation of this Agreement. Each Party has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

5.7           Assignment. No Party shall assign its rights or delegate its responsibilities without the prior written consent of the other Parties hereto. However, upon the Closing herein, Golfers shall have the right to assign its interests in the Membership Interests to any subsidiary of Golfers without the consent of TGZ.

5.8           Expenses. Each Party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement

5.9           Force Majeure. Neither Party shall be in default under this Agreement or liable for any nonperformance that is caused by fire, flood, explosion, war, strike, embargo, or any act, order or requirement of a regulatory body, court or legislature, civil or military authority, act of God, act or omission of any third party, or other cause beyond such Party’s reasonable control during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party’s performance.

5.10        Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or other related document, or where any provision hereof or thereof is validly asserted as a defense, the successful Party shall be entitled to recover, and the court or arbitrator shall award, reasonable attorneys’ fees in addition to any other available remedy.

5.11        Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any Party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, a facsimile or telecopy document is to be re-executed in original form by the Parties who executed the facsimile or telecopy document. No Party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

[Signature page follows]

IN WITNESS WHEREOF, TGZ and Golfers have executed this Agreement as of the Effective Date.

THE GOLF ZONE, LLC.

/s/ Jeff Peterman
Jeff Peterman, Managing Member

FACE FORWARD TECHNOLOGIES, LLC

By:	/s/ Stephen V. Abram

Its:	Manager

GOLFERS INCORPORATED

/s/ Michael F. Abram 1-4-10
Michael F. Abram, President